Exhibit 99.28(j)(ii)

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated February 23, 2023, with respect to the financial statements of Global Atlantic American Funds® Managed Risk Portfolio, Global Atlantic Balanced Managed Risk Portfolio, Global Atlantic BlackRock Selects Managed Risk Portfolio, Global Atlantic Franklin Dividend and Income Managed Risk Portfolio, Global Atlantic Growth Managed Risk Portfolio, Global Atlantic Moderate Growth Managed Risk Portfolio, Global Atlantic Select Advisor Managed Risk Portfolio, and Global Atlantic Wellington Research Managed Risk Portfolio (collectively, the Portfolios), each a separate series of Forethought Variable Insurance Trust (the Trust), as of December 31, 2022, as originally filed in the December 31, 2022 Form N-CSR incorporated herein by reference, under the heading “Financial Highlights” in the prospectus.

/s/ RSM US LLP

Denver, Colorado

April 26, 2024

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